UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
         					INITIAL FILING


BELL SOUTH CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
079860102
(CUSIP NUMBER)
5/31/99
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).














CUSIP NO. 079860102 			13G  				PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON/EIN
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY CAPACITIES. 04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
	BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    29,380,325 SHARES
6.  SHARED VOTING POWER
    157,018,411 SHARES
7.  SOLE DISPOSITIVE POWER
    31,055,290 SHARES
8.  SHARED DISPOSITIVE POWER
    157,414,747 SHARES
9.  TOTAL BENEFICIALLY OWNED
    188,470,037 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10%

12. TYPE OF REPORTING PERSON*
	BK




                       SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.

(A) NAME OF ISSUER

BELL SOUTH CORPORATION



	(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          1155 PEACHTREE STREET
		N.E. ATLANTA, GA. 30309-3610


ITEM 2.

     (A)  NAME OF PERSON FILING (SSB or other)

		STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

		225 FRANKLIN STREET, BOSTON, MA  02110



     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES

		COMMON STOCK

	(E)	CUSIP NUMBER

		079860102


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_ BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT
(F) __ EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO
   THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY
   ACT OF 1974 OR ENDOWMENT FUND;
   SEE SECTION 240.13d-1(b)(1)(ii)(F)








					           	PAGE 4 of 5 PAGES
ITEM 4. OWNERSHIP

	(A)  AMOUNT BENEFICIALLY OWNED

		188,470,037 SHARES

	(B)  PERCENT OF CLASS

		10%

	(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    		(I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
          	      29,380,325 SHARES
   		(II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
          	      157,018,411 SHARES
  		(III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                31,055,290 SHARES
   		(IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 157,414,747 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          8.3%  BELL SOUTH COMPANY STOCK FUND / ESOP

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                                                      PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

  					10 JUNE 1999

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



					/s/Mary Sue Spain
					Assistant Vice President